Exhibit 2.1

AMENDMENT TO

STOCK AND ASSET PURCHASE AGREEMENT

This Amendment (this “Amendment”) is made and entered into effective as of June 28, 2012 and amends the Stock and Asset Purchase Agreement, dated as of March 1, 2012 (the “Agreement”), by and among DIGITALOPTICS CORPORATION, a Delaware corporation (“Buyer”), FLEXTRONICS INTERNATIONAL LTD., a company organized under the laws of the Republic of Singapore (“Seller”), and solely with respect to matters set forth in Section 7.06, Section 7.09 and Article 10 of the Agreement, TESSERA TECHNOLOGIES, INC., a Delaware corporation.

RECITALS

WHEREAS, pursuant to Section 9.03(a) of the Agreement, the Agreement may be amended by a written instrument executed by all of the parties; and

WHEREAS, the parties desire to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual promises of the parties, and for good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and among the parties as follows:

1.	DEFINITIONS. Capitalized terms not defined herein have the meanings ascribed to them in the Agreement.

2.	AMENDMENT OF DEFINITION OF “BUKIT RAJA FACILITY”. The definition of “Bukit Raja Facility” in Section 1.01 of the Agreement is hereby deleted and replaced in its entirety with the following:

“Bukit Raja Facility” means the manufacturing site and building owned by Seller or its Affiliates at Building No. 7, Jalan Keluli Satu, Kawasan Perindustrian Bukit Raja Selatan, Seksyen 7, Shah Alam, Selangor, 40000, Malaysia.

3.	AMENDMENT OF DEFINITION OF “INVENTORY VALUE”. The definition of “Inventory Value” in Section 1.01 of the Agreement is hereby deleted and replaced in its entirety with the following:

“Inventory Value” represents the standard cost (computed in accordance with past practice of Seller as of January 12, 2012), net of applicable purchase price variance, of the good, usable inventory of the Company at the Closing (to the extent related to the Business) and such other inventory as is mutually agreed to by Buyer and Seller in writing, such cost to be agreed by Buyer and Seller prior to the Closing Date.

4.	AMENDMENT OF DEFINITION OF “OTHER BUSINESS ASSETS PRICE”. The definition of “Other Business Assets Price” in Section 1.01 of the Agreement is hereby deleted and replaced in its entirety with the following:

“Other Business Assets Price” means US$6,962,088 (the “Original Other Business Assets Price”), to be reduced by US$82,882 at the end of each month following June 30, 2012 until the Other Business Asset Delivery Date.

5.	AMENDMENT OF SCHEDULE 1.01(a). Schedule 1.01(a) to the Agreement is hereby deleted and replaced in its entirety with the attached Schedule 1.01(a).

6.	AMENDMENT OF SCHEDULE 1.01(k). Schedule 1.01(k) to the Agreement is hereby deleted and replaced in its entirety with the attached Schedule 1.01(k).

7.	AMENDMENT OF SECTION 2.01. Section 2.01 of the Agreement is hereby deleted and replaced in its entirety with the following:

“Purchase and Sale at the Closing. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller will, or will cause the applicable Asset Selling Entity to, sell, assign, transfer, convey and deliver to Buyer (or one or more of its Affiliates, to be designated by Buyer), and Buyer and its designated Affiliates will purchase, acquire and receive from Seller (or the applicable Asset Selling Entity),

(a)	the Equity Interests,

(b)	the Transferred IP,

(c)	the Transferred Contract, and

(d)	the inventory included in the calculation of the Inventory Value,

in each case, free and clear of all Liens other than Transaction Liens (collectively, the “Closing Assets”). In consideration of the sale and transfer of the Closing Assets, Buyer shall pay Seller the aggregate amount (such amount, the “Closing Purchase Price”) of (A) US$23,005,256 in cash, less (B) the Original Other Business Assets Price, plus (C) the Inventory Value, plus (D) the VAT Adjustment, less (E) the amount of any Consent Payments not previously satisfied by Seller, plus (F) all Cash and Cash Equivalents of the Company at the Closing, plus (G) 50% of all Closing Asset Transfer Fees and Expenses paid by Seller or its Affiliates prior to the Closing, less (H) the amount of Excess Incentive Obligations, if any. Any amounts payable to Seller under this Section 2.01 shall be paid by Buyer in cash by wire transfer of immediately available funds to an account or accounts designated in writing by Seller, to be so designated no later than three Business Days prior to the Closing. Seller and Buyer hereby agree that the successful completion of the China Closing shall take place prior to, and be a condition precedent to the Closing hereof. Seller and Buyer further agree that the transfer price of the Equity Interests set forth under the China Equity Interests Transfer Agreement shall not become due and payable until the Closing hereof, and is included in the Closing Purchase Price hereunder.”

8.	AMENDMENT OF SECTION 2.04(a). Section 2.04(a) of the Agreement is hereby deleted and replaced in its entirety with the following:

“(a) Buyer shall, or shall cause its Affiliates to, deliver (A) the Other Business Assets Price and (B) an amount equal to 50% of the Asset Transfer Fees and Expenses actually paid by Seller and its Affiliates as of the Other Business Asset Delivery Date (or, if less, the Escrowed Reimbursement Amount) to the Asset Selling Entities or Seller, as the case may be, by wire transfer of immediately available funds to the account or accounts designated by Seller, in the form of U.S. Dollars in accordance with the terms set forth in the Escrow Agreement. In the event that the aggregate amount delivered to Seller or the Asset Selling Entities by the Company, Buyer or any Affiliate of Buyer for the Other Business Assets, excluding any amounts delivered by the Company, Buyer or any Affiliate of Buyer for the 50% share of the Asset Transfer Fees and Expenses required to be delivered pursuant the foregoing sentence (excluding such amounts, the “Other Business Assets FMV”), is greater than the Other Business Assets Price, Seller shall deliver the amount by which the Other Business Assets FMV exceeds the Other Business Assets Price, if any, to the Buyer or a designated Affiliate of Buyer, by wire transfer of immediately available funds to the account or accounts designated by Buyer, in the form of U.S. Dollars.”

9.	AMENDMENT OF SECTION 2.07(a). The following language in Section 2.07(a) shall be deleted:

“prior to the preparation of the China Equity Interests Transfer Agreement. The China Equity Interests Transfer Agreement shall be prepared consistently with the Closing Purchase Price Allocation”

10.	AMENDMENT OF SECTION 7.08(a). Section 7.08(a) of the Agreement is hereby deleted and replaced in its entirety with the following:

“Seller shall, or shall cause its Affiliates to, take commercially reasonable efforts to (i) assist Buyer in identifying those Zhuhai Employees that will be given offers to transfer to the Company and (ii) (A) transfer up to 520 direct labor Zhuhai Employees to the Company or cause the Company to hire such other persons to fill such direct labor positions as are mutually agreed to by Buyer and Seller in writing (the “New DL Hires”) and (B) transfer up to 216 indirect labor Zhuhai Employees to the Company or cause the Company to hire such other persons to fill such indirect labor positions as are mutually agreed to by Buyer and Seller in writing (the “New IDL Hires”), and no more than such numbers, prior to the Closing (the Zhuhai Employees actually transferred, along with the New DL Hires and New IDL Hires, the “Continuing Zhuhai Employees”). The terms of employment for Continuing Zhuhai Employees that are not New DL Hires or New IDL

Hires shall be on substantially the same terms of employment as each such Continuing Zhuhai Employee’s prior employment with the Seller or its applicable Affiliate (except for any Transaction Incentives). Seller shall duly obtain the signatures from the Continuing Zhuhai Employees pursuant to Section 2.03(c)(xiv). Seller shall, or shall cause its Affiliates to, take commercially reasonable efforts to make available the individuals identified on Schedule 7.08(a) (the “Named Employees”) prior to the Closing for purposes of permitting Buyer or an Affiliate of Buyer to negotiate offer letters with Buyer or its Affiliates, to be effective upon Closing. Immediately following the Closing, Buyer shall provide or cause to be provided to the Continuing Zhuhai Employees who are employed by Buyer or one of its Affiliates after the Closing (including the Named Employees, if applicable, but excluding the New DL Hires and New IDL Hires) compensation and employee benefits that are substantially similar, in the aggregate, to those provided to the Continuing Zhuhai Employees by Seller and its Affiliates immediately prior to their transfer to the Company. Notwithstanding the foregoing, each of the Company or Buyer (or any of its other Affiliates) may, following the Closing, in its sole discretion, modify any and all of the terms and conditions of employment of any of the Continuing Zhuhai Employees (or Named Employees, as applicable) and may terminate the employment of any Continuing Zhuhai Employees (or Named Employees, as applicable) at any time to the extent permitted by Applicable Law. Buyer shall hold Seller and its Affiliates harmless for any liabilities arising from such modifications and terminations (i) made by the Company or the Buyer following the Closing and (ii) required as a result of Buyer’s discussions with the Named Employees (for the avoidance of doubt, not to include any severance or any accrued vacation or other benefits required to be paid by Seller or its Affiliates as a consequence of any such employee’s departure from employment with Seller or its Affiliates), except to the extent those liabilities are a direct result of a breach by Seller of any of its representations or warranties in Section 3.09(n), Section 3.11(a)(i), Section 3.11(a)(ii), Section 3.20, Section 3.21 or Section 3.22 of this Agreement.”

11.	AMENDMENT OF SECTION 7.14(a). The final sentence of Section 7.14(a) of the Agreement is hereby deleted in its entirety.

12.	AMENDMENT OF SCHEDULE 8.01(d). Subsection (ii) of Schedule 8.01(d) is hereby deleted and replaced in its entirety with the following:

“an increase of the Registered Capital to US$30,700,000 and the total investment to US$91,930,000,”

13.	AMENDMENT OF SCHEDULE 8.01(d). Section 2(ii) of Schedule 8.01(d) is hereby deleted and replaced in its entirety with the following:

“an increase of the Registered Capital to US$30,700,000 and the total investment to US$91,930,000,”

14.	AMENDMENT OF SECTION 8.02(j). The first sentence of Section 8.02(j) of the Agreement is hereby deleted and replaced in its entirety with the following:

“Provided that (i) Buyer has not withheld consent to any proposed Transaction Incentive and (ii) Buyer has satisfied the covenants in Section 7.14, then at least 390 direct labor Zhuhai Employees or New DL Hires and 180 indirect labor Zhuhai Employees or New IDL Hires shall have been transferred to the Company or hired by the Company, as the case may be, and shall presently be employed by the Company.”

15.	NEW SECTION 10.12. A new Section 10.12 is hereby added to the Agreement as follows:

“Exchange Rates for Calculation of Amounts Payable. For the purpose of computing the amounts to be paid by Buyer (or any of its Affiliates) to Seller (or its Affiliates or any Asset Selling Entity) in U.S. Dollars pursuant to this Agreement, to the extent that the calculation of such payment involves amounts denominated in Renminbi or any other foreign currency, such amounts shall be converted into the corresponding U.S. Dollar amounts at the applicable exchange rate quoted by Bloomberg as of the closing of the most recent day on which such an exchange rate is quoted prior to the date such payment is made by Buyer (or any of its Affiliates).”

16.	CONTINUED FORCE AND EFFECT. Except as expressly provided herein, this Amendment shall not constitute an amendment, modification or waiver of any provision of the Agreement or any rights or obligations of any party under or in respect of the Agreement. Except as expressly amended herein, the provisions of the Agreement are and shall remain in full force and effect and are hereby ratified and confirmed. On and after the date hereof, each reference in the Agreement to “this Agreement” or the words “hereunder,” “hereof,” “herein” or words of similar effect referring to the Agreement shall mean and be a reference to the Agreement as amended by this Amendment. This Amendment shall be subject to, shall form a part of, and shall be governed by, the terms and conditions set forth in the Agreement, as amended by this Amendment.

17.	COUNTERPARTS. This Amendment may be executed in counterparts, which together will constitute one agreement binding on the parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

FLEXTRONICS INTERNATIONAL LTD.

By:	/s/ Manny Marimuthu
	Name:	Manny Marimuthu
	Title:	Authorized Signatory

DIGITALOPTICS CORPORATION

By:	/s/ Bob Roohparvar
	Name:	Bob Roohparvar
	Title:	President

With respect to matters set forth in Section 7.06, Section 7.09 and Article 10 of the Agreement only:

TESSERA TECHNOLOGIES, INC.

By:	/s/ Michael Anthofer
	Name:	Michael Anthofer
Title: CFO

[SIGNATURE PAGE TO AMENDMENT TO THE STOCK AND ASSET PURCHASE AGREEMENT]